Exhibit 10(e)


     EMPLOYMENT AND POST-RETIREMENT CONSULTING AGREEMENT
                           between
                     SPRINT CORPORATION
                             and
                      William T. Esrey


This agreement is entered into as of August 7, 2000 by and between Sprint Corporation, a Kansas corporation (together with any successor company, the "Company") and William T.
Esrey.

Whereas, in recognition of Mr. Esrey's unique contribution to the Company during his tenure as the Chairman of the Board and Chief Executive Officer of the Company, the Board of Directors wishes to obtain his commitment to continue to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company, and to serve after his retirement from the Company as a consultant to and representative of the Company, at the direction of the Chief Executive Officer of the Company;

Now Therefore, the Company and Mr. Esrey agree as follows:

1.Mr. Esrey agrees to continue to serve as Chairman of the Board of Directors of the Company and as Chief Executive Officer of the Company from the date of this agreement until his retirement, on terms no less favorable to him than his present conditions of employment, or such earlier date as the Board of Directors may determine with respect to either or both positions at anytime in its sole discretion. For purposes of this agreement, the date of Mr. Esrey's "retirement" shall be the day following the last day on which he receives a regular salary as an employee of the Company, but not including any severance period under any severance plan of or any agreement with the Company.

2.Mr. Esrey agrees that, following his retirement from the Company, and when and as requested by the Chief Executive Officer of the Company, he will provide consulting and advice to the Company and will participate in various external activities and events for the benefit of the Company. Mr. Esrey agrees to provide up to 30 days per year to the Company, subject to his reasonable availability, for such consulting services or such participation in external activities and events. In addition, Mr. Esrey agrees to obtain the approval of the Organization, Nominating and Compensation Committee (or a committee of independent directors of any successor company) of the Board of Directors before (1) providing consulting, advice or service of any kind to any other company or organization that competes in a meaningful way with the Company, or (2) serving as the Chairman or Chief Executive Officer of any other Fortune 100 company.

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3.The services  contemplated  under this  agreement  will require that Mr. Esrey have access, following his retirement, to information that is proprietary or confidential to the Company. Mr. Esrey agrees not to publish or otherwise disclose to persons outside the Company, without specific permission from the Company, any Company proprietary or confidential information that he acquires as a result of services performed under this agreement, and not to use such information in any way which might be detrimental to the interests of the Company.

4.Mr. Esrey also agrees to promptly disclose to the Company any information, ideas, or inventions made or conceived by him which may result from or be suggested by post retirement services performed by him under this agreement, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by Mr. Esrey to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to Mr. Esrey beyond that specifically provided in this agreement.

5.In  return  for his  willingness  to  continue  to help  create  value for the
  Company's shareholders throughout his retirement, and in return for the foregoing commitments by Mr. Esrey, the Company shall pay Mr. Esrey, for consulting services or participation in external activities and events performed at the request of the Chief Executive Officer of the Company, a daily consulting fee, for the days he renders services, equal to his daily base salary rate at the time of his retirement. In addition, the Company shall provide Mr. Esrey continued access to the Company's facilities and services comparable to those provided to him prior to his retirement, including office and secretarial support, use of the Company aircraft (or private aircraft at the Company's discretion), telecommunication services, two club memberships, and financial planning services. The Company shall also reimburse Mr. Esrey, upon the receipt of appropriate documentation, for reasonable travel and living expenses which he incurs in providing services at the request of the
  Chief Executive Officer, or which he incurs because of his position as a retired Chairman of the Board and Chief Executive Officer of the Company. The Company's obligation to supply the foregoing access to the Company's facilities and services shall continue for a period of 10 years following Mr. Esrey's retirement, except that the obligation to provide an office and secretarial support shall continue for Mr. Esrey's lifetime. Subject only to Mr. Esrey's compliance, to the best of his ability, with his commitments set forth in this agreement, the Company's obligations set forth in this agreement are unconditional and irrevocable and shall apply irrespective of Mr. Esrey's incapacitation, prior or subsequent to his retirement, to perform services hereunder.

6.Nothing in this agreement shall require any change in the Board's current processes for establishing Mr. Esrey's salary, bonus and long-term incentive compensation awards based on his performance during the remainder of his service as Chairman and Chief Executive Officer.


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7.Following his retirement,  Mr. Esrey shall be an independent  contractor under this agreement, and no provision of, or action taken under, this agreement shall affect in any way Mr. Esrey's rights under any Company compensation, employee benefit and welfare plans, programs or practices, including, without limitation, Company executive compensation, insurance, or pension plans.

8.No change, modification, alteration or addition to any provision hereof shall be binding unless in writing and signed by both Mr. Esrey and a duly authorized representative of the Board of Directors of the Company.


    Sprint Corporation



By: /s/ Stewart Turley                  Date: 10/10/00

    By order of the Board of
    Directors




    /s/ William T. Esrey
    William T. Esrey                    Date: 10/10/00













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